Exhibit (a)(5)(xvi)

GRANTED IN PART

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE CNX GAS CORPORATION	)	CONSOLIDATED
SHAREHOLDERS LITIGATION	)	C.A. No. 5377-VCL

[PROPOSED] ORDER

This      day of May     , 2010, James R. Gummel, Ira Gaines, and Harold L. Hurwitz having made an emergency application pursuant to Supreme Court Rule 42 for an order certifying an appeal from the Opinion and Order of this Court dated May 25, 2010; and this Court having found that such Opinion and Order determines a substantial issue, establishes a legal right, and meets one or more of the criteria set forth in Supreme Court Rule 42(b);

IT IS HEREBY ORDERED that the Court’s Opinion and Order of May 25, 2010 is hereby certified to the Supreme Court of the State of Delaware for disposition in accordance with Rule 42 of that Court.

Dated: May     , 2010

Vice Chancellor

This document constitutes a ruling of court and should be created as such.

Court:	DE Court of Chancery Civil Action

Judge:	J Travis Laster

File & Serve
Transaction ID:	31311000

Current Date:	May 26, 2010

Case Number:	5377-VCL

Case Name:	CONF ORDER CONS W 5378, 5405-VCL In Re C N X Gas Corp Shareholders Litigation

Court Authorizer Comments:

For the reasons stated during the hearing today, I certify an interlocutory appeal from my order dated May 25, 2010 denying the plaintiffs' application for preliminary injunction solely to the extent of the proper transactional standard of review (Lynch vs. Siliconix vs. Cox Communications) and whether the tender offer must be enjoined on that basis. I deny the motion as to all disclosure claims and any claim based on coercion other than the composition of the majority-of-the-minority tender condition.

/s/ Judge J Travis Laster